EXHIBIT 99.1
CONTACT:	John Valaas, President & CEO
Roger Mandery, EVP & CFO
425.455.7300

NEWS RELEASE

FIRST MUTUAL BANCSHARES POSTS RECORD PROFITS;
EARNINGS PER SHARE UP 10% IN THIRD QUARTER, CREDIT QUALITY REMAINS STRONG

BELLEVUE, WA - October 24, 2006 - First Mutual Bancshares, Inc., (Nasdaq: FMSB) the holding company for First Mutual Bank, today reported that continued strong loan production in business banking and sales finance contributed to the 56th consecutive quarter of record year-over-year profits. In the quarter ended September 30, 2006, net income grew 10% to $3.0 million, or $0.43 per diluted share, compared to $2.7 million, or $0.39 per diluted share in the third quarter last year. For the first nine months of 2006, net income was up 8% to $8.4 million, or $1.23 per diluted share, versus $7.8 million, or $1.13 per diluted share in the same period last year.

Financial highlights for the third quarter of 2006, compared to a year ago, include:

1.	Return on average equity improved to 18.3% and return on average assets increased to 1.09%.

2.	Net portfolio loans grew 8% with an emphasis on prime-based business loans.

3.	Gain on sale of loans increased nearly five-fold.

4.	Credit quality remains excellent: non-performing assets were just 0.14% of total assets, net charge-offs were $56,000.

5.	Revenues grew 12% to $12.5 million.

6.	Checking and money market accounts increased by 11% while time deposits grew 4%.

First Mutual generated a return on average equity (ROE) of 18.3% in the third quarter and 17.7% in the first nine months of 2006, compared to 16.7% and 16.6%, respectively, last year. Return on average assets (ROA) was 1.09% in the third quarter and 1.03% year-to-date, versus 1.04% and 1.01%, respectively, last year.

Management will host an analyst conference call tomorrow morning, October 25, at 7:00 am PDT (10:00 am EDT) to discuss the results. Investment professionals are invited to dial (303) 262-2131 to participate in the live call. All current and prospective shareholders are invited to listen to the live call or the replay through a webcast posted on www.firstmutual.com. Shortly after the call concludes, a telephone replay will be available for a month at (303) 590-3000, using passcode 11071801#.

“Our Sales Finance Division remains a big part of our success,” stated John Valaas, President and CEO. “These are home improvement loans originated throughout the country with relatively short durations and above-market yields. In order to mitigate our credit risk and capitalize on demand in the secondary market, we are selling off much of our production each quarter, driving up gain on sale of loans.”

New loan originations were $120 million in the third quarter of 2006, compared to $151 million a year ago. Year-to-date loan originations were $400 million, versus $406 million in the same period last year. Net portfolio loans increased 8% to $908 million, compared to $842 million at the end of September 2005.

“Portfolio growth has been fairly modest in light of escalating funding costs, and reflecting our increased loan sales,” Valaas said.“Additionally, the majority of lending opportunities in our market are speculative single-family residential construction and land development.  While we do some of each of those loan types, they are not a focus of our business model and are a very small part of our portfolio.  Business banking, sales finance and niche mortgage lending have been our most active business lines.”

At the end of September 2006, income property loans were 28% of First Mutual’s loan portfolio, compared to 36% a year earlier. Non-conforming home loans were also 28% of total loans, up from 25% a year earlier. Business banking accounted for 16% of total loans, compared to 13% at the end of the third quarter last year. Consumer loans declined slightly to 11% of total loans, reflecting continued sales finance loan sales. Single-family custom construction decreased slightly to 9% of total loans, and commercial construction and single-family speculative construction loans edged up to 5% and 3% of total loans, respectively, at quarter-end.

“I expect the local economy to remain strong, although the housing market appears to be slowing,” Valaas said. “As in the past, our nonperforming loans and net charge-offs remain minimal.”

Non-performing loans (NPLs) were $1.5 million, or 0.16% of gross loans at September 30, 2006, compared to $633,000, or 0.07% of gross loans a year earlier. With no “other real estate owned” at the end of either period, non-performing assets (NPAs) were 0.14% of total assets at the end of September 2006, compared to 0.06% of total assets a year earlier. Net charge-offs were just $56,000 in the third

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FMSB -Record Profits in 3Q06
October 24, 2006

quarter, while the provision for loan losses was $267,000. As a result, the loan loss reserve grew to $10.4 million (including a $345,000 liability for unfunded commitments), or 1.12% of gross loans and far in excess of non-performing loans.

Total assets grew 3% to $1.09 billion, from $1.06 billion at the end of the third quarter last year. “In addition to $37 million in gross loan sales in the quarter, asset growth has been further tempered by the decrease in our securities portfolio, which has declined 19% over the past year," Valaas said.  "Because of the flat yield curve, as securities have matured we have been deploying that capital into loans. This strategy has also helped to support our loan growth without increasing CDs dramatically, as competition has continued to drive up deposit costs in our market.”

Total deposits increased 7% to $775 million at the end of September, compared to $728 million at the end of the third quarter of 2005. Core deposits grew by 10% to $285 million, from $259 million at the end of the third quarter last year, while time deposits increased by 4% to $490 million, versus $469 million a year ago.

Business checking has grown by 302 accounts over the past year to 2,484 at quarter-end, with the associated balance rising 11% to $49 million. Consumer checking increased by 378 accounts to 7,728 at the end of September 2006, but total balances decreased by 5% from a year ago to $55 million, reflecting the tendency for customers to shift money into accounts where they can earn a better return.

“Adding checking accounts and moderating asset growth has helped keep our net interest margin fairly stable,” Valaas said. “While our margin improved slightly on a sequential-quarter basis, I expect that deposit costs will continue to escalate while asset yields should remain fairly stagnant. As a result, we will likely see some continued margin compression in the fourth quarter.” The net interest margin was 3.94% in the third quarter, compared to 3.91% in the June 2006 quarter and 4.03% in the third quarter last year. For the first nine months of 2006, the net interest margin was 3.96%, compared to 4.04% in the same period last year.

The increase in interest rates in the past year has improved loan yields and driven up funding costs. The yield on earning assets improved to 7.64% in the September 2006 quarter, compared to 7.44% in the preceding quarter and 6.69% in the third quarter last year. The cost of interest-bearing liabilities was 4.03% in the third quarter of 2006, compared to 3.79% in the previous quarter and 2.87% in the third quarter a year ago. For the nine month period through September 2006, the yield on earnings assets increased by 101 basis points over the same period last year to 7.42%, while the cost of interest-bearing liabilities was 3.75%, an increase of 139 basis points.

Net interest income was $10.2 million in the third quarter, up slightly from $10.0 million in the same quarter last year, with 22% interest income growth offset by a 51% increase in interest expense. Noninterest income was $2.3 million in the September 2006 quarter, more than double the $1.1 million in the third quarter a year ago, primarily due to the increased gain on sale of loans. Noninterest expense was up 16% to $7.7 million in the third quarter of 2006, compared to $6.6 million in the same quarter last year, with the expensing of stock options and an increase in loan officer commissions driving up salary and employee benefit expenses.

Total revenues increased 12% for the quarter and 8% for the nine-month period ended September 30, 2006, reflecting the significant noninterest income growth. In the third quarter of 2006, revenues were $12.5 million, compared to $11.1 million in the same quarter last year. For the first nine months of 2006, revenues were $36.5 million, up from $33.7 million in the same period a year ago. Despite revenue growth, the efficiency ratio was 61.6% for the quarter and 63.6% for the nine-month periods through September 30, 2006, versus 59.6% and 61.3%, respectively, in the same periods a year earlier.

For the first nine months of 2006, net interest income was $30.4 million, up 3% from $29.6 million last year. Noninterest income grew 50% to $6.1 million, compared to $4.1 million in the nine months ended September 30, 2005, reflecting the increased gain on sale of loans as well as $400,000 in insurance proceeds received in the second quarter. Noninterest expense was $23.2 million, a 13% increase over $20.6 million in the first nine months of 2005.

First Mutual’s consistent performance has garnered attention from a number of sources. Keefe, Bruyette & Woods named First Mutual to its Honor Roll in 2005 and 2004 for the company’s 10-year earnings per share growth rate. In September 2006, U.S. Banker magazine ranked First Mutual #38 in the Top 100 Publicly Traded Mid-Tier Banks, which includes those with less than $10 billion in assets, based on its three-year return on equity.

First Mutual Bancshares, Inc. is the parent company of First Mutual Bank, an independent, community-based bank that operates 12 full-service banking centers in the Puget Sound area and sales finance offices in Jacksonville, Florida and Mt. Clemens, Michigan.

www.firstmutual.com

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FMSB -Record Profits in 3Q06
October 24, 2006

Income Statement		Quarters Ended
(Unaudited) (Dollars In Thousands, Except Per Share Data)	Three Month	September 30,	June 30,	September 30,	One Year
Interest Income	Change	2006	2006	2005	Change
Loans Receivable		$19,681	$18,518	$15,759
Interest on Available for Sale Securities		1,032	1,088	1,210
Interest on Held to Maturity Securities		84	87	98
Interest Other		161	132	97
Total Interest Income	6%	20,958	19,825	17,164	22%

Interest Expense
Deposits		6,910	6,447	4,913
FHLB and Other Advances		3,866	3,353	2,234
Total Interest Expense	10%	10,776	9,800	7,147	51%

Net Interest Income		10,182	10,025	10,017
Provision for Loan Losses		(267)	(135)	(325)
Net Interest Income After Loan Loss Provision	0%	9,915	9,890	9,692	2%

Noninterest Income
Gain on Sales of Loans		915	554	173
Servicing Fees, Net of Amortization		297	300	318
Fees on Deposits		182	194	166
Other		916	1,009	454
Total Noninterest Income	12%	2,310	2,057	1,111	108%

Noninterest Expense
Salaries and Employee Benefits		4,352	4,477	3,739
Occupancy		1,038	1,043	851
Other		2,310	2,315	2,044
Total Noninterest Expense	-2%	7,700	7,835	6,634	16%

Income Before Provision for Federal Income Tax		4,525	4,112	4,169
Provision for Federal Income Tax		1,524	1,400	1,440
Net Income	11%	$3,001	$2,712	$2,729	10%

EARNINGS PER COMMON SHARE (1):
Basic	10%	$0.45	$0.41	$0.41	10%
Diluted	8%	$0.43	$0.40	$0.39	10%

WEIGHTED AVERAGE SHARES OUTSTANDING (1):
Basic		6,655,307	6,644,804	6,688,416
Diluted		6,850,441	6,790,098	6,967,296

(1) All per share data has been adjusted to reflect the five-for-four stock split paid on October 4, 2006.

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FMSB -Record Profits in 3Q06
October 24, 2006

Income Statement	Nine Months Ended
(Unaudited) (Dollars In Thousands, Except Per Share Data)	September 30,	September 30,
Interest Income	2006	2005	Change
Loans Receivable	$55,746	$44,514
Interest on Available for Sale Securities	3,313	3,748
Interest on Held to Maturity Securities	261	294
Interest Other	411	293
Total Interest Income	59,731	48,849	22%

Interest Expense
Deposits	19,273	12,738
FHLB and Other Advances	10,020	6,468
Total Interest Expense	29,293	19,206	53%

Net Interest Income	30,438	29,643
Provision for Loan Losses	(473)	(1,175)
Net Interest Income After Loan Loss Provision	29,965	28,468	5%

Noninterest Income
Gain on Sales of Loans	2,225	1,118
Servicing Fees, Net of Amortization	932	1,013
Fees on Deposits	558	472
Other	2,367	1,450
Total Noninterest Income	6,082	4,053	50%

Noninterest Expense
Salaries and Employee Benefits	13,275	12,017
Occupancy	3,091	2,484
Other	6,857	6,139
Total Noninterest Expense	23,223	20,640	13%

Income Before Provision for Federal Income Tax	12,824	11,881
Provision for Federal Income Tax	4,397	4,051
Net Income	$8,427	$7,830	8%

EARNINGS PER COMMON SHARE (1):
Basic	$1.27	$1.18	8%
Diluted	$1.23	$1.13	10%

WEIGHTED AVERAGE SHARES OUTSTANDING (1):
Basic	6,642,156	6,688,416
Diluted	6,830,531	6,967,296

(1) All per share data has been adjusted to reflect the five-for-four stock split paid on October 4, 2006.

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FMSB -Record Profits in 3Q06
October 24, 2006

Balance Sheet	September 30,	June 30,	December 31,	September 30,	Three Month	One Year
(Unaudited) (Dollars In Thousands)	2006	2006	2005	2005	Change	Change
Assets:
Interest-Earning Deposits	$1,964	$918	$1,229	$2,394
Noninterest-Earning Demand Deposits and Cash on Hand	12,417	20,084	24,552	20,184
Total Cash and Cash Equivalents:	14,381	21,002	25,781	22,578	-32%	-36%

Mortgage-Backed and Other Securities, Available for Sale	93,675	97,139	114,450	114,738
Mortgage-Backed and Other Securities, Held to Maturity
(Fair Value of $5,689, $6,032, $6,971, and $7,399 respectively)	5,733	6,153	6,966	7,347
Loans Receivable, Held for Sale	11,411	20,501	14,684	21,330
Loans Receivable	918,453	908,738	878,066	851,935	1%	8%
Reserve for Loan Losses	(10,027)	(9,821)	(10,069)	(9,861)	2%	2%
Loans Receivable, Net	908,426	898,917	867,997	842,074	1%	8%

Accrued Interest Receivable	5,731	5,365	5,351	5,062
Land, Buildings and Equipment, Net	35,318	35,080	33,484	32,707
Federal Home Loan Bank (FHLB) Stock, at Cost	13,122	13,122	13,122	13,122
Servicing Assets	3,295	2,702	1,866	1,972
Other Assets	2,845	3,192	2,464	2,078
Total Assets	$1,093,937	$1,103,173	$1,086,165	$1,063,008	-1%	3%

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Money Market Deposit and Checking Accounts	$277,996	$285,882	$263,445	$250,532	-3%	11%
Savings	6,972	7,051	8,054	8,043	-1%	-13%
Time Deposits	489,946	467,411	489,222	468,928	5%	4%
Total Deposits	774,914	760,344	760,721	727,503	2%	7%

Drafts Payable	989	468	734	982
Accounts Payable and Other Liabilities	8,171	6,858	15,707	10,490
Advance Payments by Borrowers for Taxes and Insurance	3,018	1,870	1,671	3,249
FHLB Advances	217,698	248,332	225,705	235,756
Other Advances	4,600	4,600	4,600	1,600
Long Term Debentures Payable	17,000	17,000	17,000	17,000
Total Liabilities	1,026,390	1,039,472	1,026,138	996,580	-1%	3%

Stockholders’ Equity:
Common Stock $1 Par Value-Authorized, 30,000,000
Share Issued and Outstanding, 6,670,269, 6,648,415,
6,621,013, and 6,694,428 Shares, Respectively	6,670	6,648	6,621	6,694
Additional Paid-In Capital	44,880	44,443	43,965	45,192
Retained Earnings	17,642	15,241	10,877	15,558
Accumulated Other Comprehensive Income:
Unrealized (Loss) on Securities Available for Sale and
Interest Rate Swap, Net of Federal Income Tax	(1,645)	(2,631)	(1,436)	(1,016)
Total Stockholders’ Equity	67,547	63,701	60,027	66,428	6%	2%

Total Liabilities and Equity	$1,093,937	$1,103,173	$1,086,165	$1,063,008	-1%	3%

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FMSB -Record Profits in 3Q06
October 24, 2006

Financial Ratios (1)	Quarters Ended			Nine Months Ended
(Unaudited)	September 30,	June 30,	September 30,	September 30,	September 30,
	2006	2006	2005	2006	2005
Return on Average Equity	18.29%	17.25%	16.66%	17.74%	16.61%
Return on Average Assets	1.09%	0.99%	1.04%	1.03%	1.01%
Efficiency Ratio	61.63%	64.85%	59.61%	63.59%	61.25%
Annualized Operating Expense/Average Assets	2.80%	2.86%	2.52%	2.84%	2.66%
Yield on Earning Assets	7.64%	7.44%	6.69%	7.42%	6.41%
Cost of Interest-Bearing Liabilities	4.03%	3.79%	2.87%	3.75%	2.36%
Net Interest Spread	3.61%	3.65%	3.82%	3.67%	4.05%
Net Interest Margin	3.94%	3.91%	4.03%	3.96%	4.04%

	September 30,	June 30,	September 30,
	2006	2006	2005
Tier 1 Capital Ratio	7.61%	7.44%	7.88%
Risk Adjusted Capital Ratio	11.64%	11.10%	12.20%
Book Value per Share	$10.13	$9.58	$9.92

(1) All per share data has been adjusted to reflect the five-for-four stock split paid on October 4, 20006.

	Quarters Ended			Nine Months Ended
AVERAGE BALANCES	September 30,	June 30,	September 30,	September 30,	September 30,
(Unaudited) (Dollars in Thousands)	2006	2006	2005	2006	2005
Average Assets	$1,098,555	$1,094,220	$1,054,239	$1,090,051	$1,033,395
Average Equity	$65,624	$62,877	$65,518	$63,787	$62,937
Average Net Loans (Including Loans Held for Sale)	$919,627	$902,356	$854,343	$901,259	$836,405
Average Non-Interest Bearing Deposits (quarterly only)	$46,293	$44,827	$41,144
Average Interest Bearing Deposits (quarterly only)	$721,337	$727,153	$682,451
Average Deposits	$767,629	$771,979	$723,595	$767,817	$701,436
Average Earning Assets	$1,035,541	$1,027,404	$995,159	$1,026,390	$977,791

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FMSB -Record Profits in 3Q06
October 24, 2006

LOAN DATA	September 30,	June 30,	December 31,	September 30,
(Unaudited) (Dollars in Thousands)	2006	2006	2005	2005
Net Loans (Including Loans Held for Sale)	$919,837	$919,418	$882,681	$863,404
Non-Performing/Non-Accrual Loans	$1,532	$386	$897	$633
as a Percentage of Gross Loans	0.16%	0.04%	0.10%	0.07%
Real Estate Owned and Repossessed Assets	$—	$—	$—	$2
Total Non-Performing Assets	$1,532	$386	$897	$635
as a Percentage of Total Assets	0.14%	0.03%	0.08%	0.06%
Gross Reserves as a Percentage of Gross Loans	1.12%	1.09%	1.13%	1.13%
(Includes Portion of Reserves Identified for
Unfunded Commitments)

ALLOWANCE FOR LOAN LOSSES	Quarters Ended				Nine Months Ended
	September 30,	June 30,	December 31,	September 30,	September 30,	September 30,
(Unaudited) (Dollars in Thousands)	2006	2006	2005	2005	2006	2005
Reserve for Loan Losses:
Beginning Balance	$9,821	$10,087	$9,861	$9,709	$10,069	$9,301
Provision for Loan Losses	263	135	325	325	469	1,175
Less Net Charge-Offs	(56)	(60)	(117)	(173)	(169)	(615)
Less Initial Segregation of Reserve for Unfunded
Commitments	—	(341)	—	—	(341)	—
Balance of Reserve for Loan Losses	$10,028	$9,821	$10,069	$9,861	$10,028	$9,861

Reserve for Unfunded Commitments:
Beginning Balance	$341	$—	$—	$—	$-	$—
Transfer From Reserve for Loan Losses	—	341	—	—	341	—
Provision for Unfunded Commitments	4	—	—	—	4	—
Balance of Reserve for Unfunded Commitments	$345	$341	$—	$—	$345	$—

Gross Reserves:
Reserve for Loan Losses	$10,028	$9,821	$10,069	$9,861	$10,028	$9,861
Reserve for Unfunded Commitments	345	341	—	—	345	—
Gross Reserves	$10,373	$10,162	$10,069	$9,861	$10,373	$9,861

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FMSB -Record Profits in 3Q06
October 24, 2006

FINANCIAL DETAILS

NET INTEREST INCOME

For the quarter and year-to-date period ended September 30, 2006, our net interest income increased $165,000 and $794,000 relative to the same periods last year. This improvement resulted from growth in our earning assets, as the net effects of asset and liability repricing negatively impacted net interest income for both periods. The following table illustrates the impacts to our net interest income from balance sheet growth and rate changes on our assets and liabilities, with the results attributable to the level of earning assets classified as “volume” and the effect of asset and liability repricing labeled “rate.”

Rate/Volume Analysis	Quarter Ended			Nine Months Ended
	Sept 30, 2006 vs. Sept 30, 2005			Sept 30, 2006 vs. Sept 30, 2005
	Increase/(Decrease) due to			Increase/(Decrease) due to
	Volume	Rate	Total	Volume	Rate	Total
Interest Income	(Dollars in thousands)
Total Investments	$(274)	$147	$(127)	$(545)	$195	$(350)
Total Loans	1,489	2,432	3,921	4,312	6,919	11,231
Total Interest Income	$1,215	$2,579	$3,794	$3,767	$7,114	$10,881

Interest Expense
Total Deposits	$138	$1,859	$1,997	$933	$5,602	$6,535
FHLB and Other	285	1,347	1,632	—	3,552	3,552
Total Interest Expense	$423	$3,206	$3,629	$933	$9,154	$10,087

Net Interest Income	$792	$(627)	$165	$2,834	$(2,040)	$794

Earning Asset Growth (Volume)

For the third quarter and first nine months of 2006, the growth in our earning assets contributed an additional $1.2 million and $3.8 million in interest income compared to the same periods last year. Partially offsetting this improvement was additional interest expense of $423,000 for the quarter and $933,000 for the year-to-date period, incurred from the funding sources used to accommodate the asset growth. Consequently, the net impacts of asset growth were improvements in net interest income of $792,000 and $2.8 million compared to the quarter and nine months ended September 30, 2005.
Quarter Ending	Earning Assets	Net Loans (incl. LHFS)	Deposits
(Dollars in thousands)
September 30, 2005	$ 1,001,005	$ 863,404	$ 727,503
December 31, 2005	$ 1,018,449	$ 882,681	$ 760,721
March 31, 2006	$ 1,018,058	$ 885,295	$ 783,614
June 30, 2006	$ 1,036,750	$ 919,418	$ 760,344
September 30, 2006	$ 1,034,332	$ 919,837	$ 774,914

As can be seen in the table above, earning asset growth has been minimal through the first three quarters of 2006, with sequential quarter growth occurring only in the second quarter of this year. A substantially higher level of loan sales than in prior years and the continued runoff of our securities portfolio have been significant factors in the lack of growth this year.

The modest increase that has occurred in earning assets over the course of this year has been attributable to growth in our loan portfolio. Business Banking and Residential Lending segments made the most significant contributions, despite the Business Banking portfolio contracting slightly in the third quarter following strong growth in the first half of the year. Additionally, our consumer lending segment would likely have shown significant growth this year, if not for the previously mentioned loan sales. Our sales of consumer loans have exceeded $41 million so far this year, including $18 million in the third quarter. The lack of any significant growth in the loan portfolio for the most recent quarter was in line with expectations, as we indicated in our second quarter press release that based on our forecasts for production volumes, payoffs, and loan sales, we didn’t expect to see any growth, and possibly even a modest decline in the size of our loan portfolio in the third quarter.

Further reducing our earning asset growth this year, our securities portfolio continued to contract, falling nearly $23 million compared to the September 2005 level, $22 million from the year end level, and $4 million from the June 30, 2006 quarter-end. Over the past several quarters, we have typically found the yields available on investment securities to be significantly less attractive than those on loans, particularly when the funding costs to support the additional assets were taken into account. Consequently, as the securities in our portfolio have been called or matured, we have generally not replaced the paid-off securities balances, but instead redirected those cash flows to support loan growth. In the event that yields on securities and/or the cost of funding purchases should become more conducive to holding investment securities, we would consider increasing the size of our securities portfolio at that time.

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FMSB -Record Profits in 3Q06
October 24, 2006

Historically, we have generally relied upon growth in our deposit balances, including certificates issued in institutional markets through deposit brokerage services, to support our asset growth. When our deposit growth has been insufficient to fully support our asset growth, we have utilized advances from the Federal Home Loan Bank of Seattle (FHLB) as an alternative funding source.

For the third quarter and year-to-date periods, our total deposit balances increased $14.6 million and $14.2 million, respectively, with non-maturity deposit balances rising in the first quarter, and then losing ground over the subsequent quarters. In contrast, time deposit balances declined modestly in the first quarter, and significantly in the second, before increasing substantially in the most recent quarter.

Following the first quarter of this year, we noted that a substantial increase in non-maturity deposit balances had allowed us to take steps to improve our funding mix by reducing FHLB borrowings and the rates offered on retail certificates of deposit. Unfortunately, this trend did not continue in the second and third quarters. Following impressive growth in the first quarter, our non-maturity deposit balances peaked in mid-April, then steadily declined for the next month as a result of outflows for federal income tax and state property tax payments, as well as a substantial reduction in balances maintained by a large commercial customer. The decline continued in the third quarter, as our non-maturity balances fell in July, then recovered modestly over the remainder of the quarter. Despite this recovery, our non-maturity balances ended the quarter at a level lower than that at which the quarter began. However, our non-maturity deposit balances remained approximately $13.5 million above the 2005 year-end level.

Offsetting the decline in non-maturity deposit balances in the third quarter were increased time deposit balances, including an increase in certificates issued through deposit brokerage services. Time deposit balances fell modestly in the first quarter and significantly in the second as we priced our time deposits less aggressively, resulting in a lower retention of maturing certificate balances. Also contributing to the higher time deposit balances as of September 30, 2006, was an $8.1 million net increase in certificates issued through deposit brokerage services relative to the June 30 quarter-end. At the end of the third quarter, our brokered certificate balances had increased $15.1 million from the first of the year.

Asset Yields and Funding Costs (Rate)

Adjustable-rate loans accounted for approximately 81% of our loan portfolio as of September 30, 2006. Since new loans are generally being originated at higher interest rates than existing portfolio loans, the effects of interest rate movements and repricing accounted for $2.4 million and $6.9 million in additional interest income relative to the third quarter and first nine months of last year. On the liability side of the balance sheet, the effects of interest rate movements and repricing increased our interest expense on deposits and wholesale funding by $3.2 million for the quarter and nearly $9.2 million on a year-to-date basis. As a result, for the third quarter and first nine months of 2006, the net effects of rate movements and repricing negatively impacted our net interest income by $627,000 and $2.0 million relative to the same periods in 2005.
Quarter Ended	Net Interest Margin
September 30, 2005	4.03%
December 31, 2005	4.18%
March 31, 2006	4.02%
June 30, 2006	3.91%
September 30, 2006	3.94%

Contrary to the forecast in the second quarter press release, our net interest margin for the third quarter remained comparable to that of the second quarter, actually improving three basis points to 3.94%. We had indicated in our forecast that we expected to see continued compression in our net interest margin as we increased sales of Sales Finance loans, which are generally among our highest-yielding assets. While the sale of these loans negatively impact our net interest margin, it results in substantial noninterest income, including the gains on loan sales recognized at the times of the transactions, as well as servicing fee income earned on an ongoing basis following the sale. We had also expected the margin to be impacted by maturities of large FHLB advance and time deposit balances in the first and second quarters of 2006, respectively. Between these factors, we expected our net interest margin to decline to between 3.85% and 3.90% in the third quarter and 3.80% to 3.85% in the fourth quarter. A key factor in avoiding the additional margin compression predicted in our second quarter press release was a higher than predicted level of interest income resulting from commercial loan prepayments.  Loan fees that are capitalized when loans are originated are then recognized as interest income in the event those loans are prepaid.

Net Interest Income Simulation

The results of our income simulation model constructed using data as of August 31, 2006 indicate that relative to a “base case” scenario described below, our net interest income over the next twelve months would be expected to rise by 1.18% in an environment where interest rates gradually increase by 200 bps over the subject timeframe, and 1.04% in a scenario in which rates fall 200 bps. The magnitudes of these changes suggest that there is little sensitivity in net interest income from the “base case” level over the twelve-month horizon, with relatively consistent net interest income in all three scenarios.

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FMSB -Record Profits in 3Q06
October 24, 2006

The changes indicated by the simulation model represent variances from a “base case” scenario, which is our forecast of net interest income assuming interest rates remain unchanged from their levels as of the model date and that no balance sheet growth, contraction, or changes in composition occur over the forecasted timeframe regardless of interest rate movements. The base model does, however, illustrate the future effects of rate changes that have already occurred but have not yet flowed through to all the assets and liabilities on our balance sheet. These changes can either increase or decrease net interest income, depending on the timing and magnitudes of those changes.

Gap Report

In addition to the simulation model, an interest “gap” analysis is used to measure the matching of our assets and liabilities and exposure to changes in interest rates. Certain shortcomings are inherent in gap analysis, including the failure to recognize differences in the frequencies and magnitudes of repricing for different balance sheet instruments. Additionally, some assets and liabilities may have similar maturities or repricing characteristics, but they may react differently to changes in interest rates or have features that limit the effect of changes in interest rates. Due to the limitations of the gap analysis, these features are not taken into consideration. As a result, we utilize the gap report as a complement to our income simulation and economic value of equity models.

Based on our August 31, 2006 model, our one-year gap position totaled -6.7%, implying liability sensitivity, with more liabilities than assets expected to mature, reprice, or prepay over the following twelve months. This remained relatively comparable with the gap ratios as of the 2005 year-end and quarters ended March 31 and June 30, 2006, which indicated positions of -5.3%, -4.8%, and -8.9%, respectively. In the two months since the June 30 model, the gap ratio became less liability sensitive. One of the reasons for the improvement in the GAP ratio was the rolling forward into the twelve months and less category of hybrid ARM mortgage backed securities with an initial rate adjustment date in July 2007.

NONINTEREST INCOME

Our noninterest income increased $1.2 million, or 108% relative to the third quarter of last year, based primarily on significant increases in loan sales and resulting gains thereon. An increase in loan fees, particularly prepayment penalties on residential loans, as well as gains on instruments used to hedge interest rate risk on long-term, fixed-rate commercial real-estate loans, also contributed to the fee income growth. It should be noted, however, that as hedging instruments, the income earned from this source was negated by mark-to-market losses on instruments reflected in our noninterest expense.

On a year-to-date basis, noninterest income increased $2.0 million, or 50% relative to the prior year level, with the higher level of gains on loan sales again making the most significant contribution to the additional income. Proceeds received from an insurance policy in the second quarter of this year also contributed to the increase, as did the previously mentioned gains on hedging instruments.
	Quarter Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Gains/(Losses) on Loan Sales:
Consumer	$784,000	$117,000	$1,962,000	$820,000
Residential	69,000	59,000	68,000	120,000
Commercial	62,000	(3,000)	195,000	178,000
Total Gains on Loan Sales	$915,000	$173,000	$2,225,000	$1,118,000

Loans Sold:
Consumer	$17,987,000	$2,207,000	$41,030,000	$17,883,000
Residential	12,701,000	9,440,000	35,813,000	21,530,000
Commercial	6,382,000	3,330,000	11,575,000	5,900,000
Total Loans Sold	$37,070,000	$14,977,000	$88,418,000	$45,313,000

Continuing the trend from the first half of this year, our third quarter gains on loan sales, primarily consumer loans, significantly exceeded those of the prior year. For the quarter, gains on loan sales increased $741,000, or 428% over the third quarter of last year. On a year-to-date basis, gains were up $1.1 million, nearly double over last year’s level.

In recent quarters we have noted an increased level of interest in our consumer loans in the secondary market, and that we expected sales of these loans to increase relative to the levels experienced in 2005. Although consumer loan sales for the third quarter of 2006 were at the low end of our expectations, sales still far exceeded those of the same period last year, partially because of a very low level of sales in 2005. Based on our current levels of loan production and market demand, our expectation is for our fourth quarter consumer loan sales to total in the $14 - $18 million range, which would once again significantly exceed the prior year’s sales levels. Note that these expectations may be subject to change based on changes in loan production, market conditions, and other factors.

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FMSB -Record Profits in 3Q06
October 24, 2006

Because of a high sales level in September, the volume of residential loans sold during the quarter exceeded the amount sold in the same periods last year, as did gains thereon. As compared to the markets for our consumer and commercial loan sales, the market for residential loan sales is significantly larger and more efficient. As a result, residential loan sales are typically sold for very modest gains or potentially even at slight losses when interest rates are rising quickly. We believe the construction phase to be the most profitable facet of residential lending and the primary objective in a residential lending relationship. Following the construction process, our practice is to retain in our portfolio those residential mortgages that we consider to be beneficial to the bank, but to sell those that we consider less attractive assets. Included in these less attractive assets would be those mortgages with fixed rates, which we offer for competitive reasons. Additionally, as residential loans are typically sold servicing released, sales do not result in future servicing income.

After selling participations in several commercial real-estate loans during the second quarter, additional participations were transacted in the third quarter. Based on the absence of gains in the third quarter of last year, gains in the third quarter of 2006 were well above their year ago levels, and gains on a year-to-date basis were slightly ahead of last year’s pace. While our current expectation is that we will continue our commercial real-estate loan sales, we would reiterate our comment made in previous quarters that commercial real-estate loan transactions, particularly those that are candidates for sales of participations to other institutions, tend to be larger-dollar credits and unpredictable in their timing and frequency of occurrence. As a result, the volumes of commercial real-estate loans sold, and gains thereon, will vary considerably from one quarter to the next depending on the timing of the loan and sales transactions.

Service Fee Income/(Expense)
	Quarter Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Consumer Loans	$300,000	$314,000	$930,000	$955,000
Commercial Loans	—	9,000	9,000	59,000
Residential Loans	(3,000)	(5,000)	(7,000)	(1,000)
Service Fee Income	$297,000	$318,000	$932,000	$1,013,000

As was the case in the second quarter of this year, our third quarter servicing fee income declined relative to the level earned in the same period last year, with significant reductions observed in servicing income from both consumer and commercial loans serviced for other institutions. Servicing fee income represents the net of actual servicing income received less the amortization of servicing assets, which are recorded when we sell loans from our portfolio to other investors. The values of these servicing assets are determined at the time of the sale using a valuation model that calculates the present value of future cash flows for the loans sold, including cash flows related to the servicing of the loans. The servicing asset is recorded at allocated cost based on fair value. The servicing rights are then amortized in proportion to, and over the period of, the estimated future servicing income.

The primary reason for the decline in net service fee income was an increase in servicing asset amortization expense, relative to the level of gross service fee income received. The amortization of servicing assets is reviewed on a quarterly basis, taking into account market discount rates, anticipated prepayment speeds, estimated servicing cost per loan, and other relevant factors. These factors are subject to significant fluctuations, and any projection of servicing asset amortization in future periods is limited by the conditions that existed at the time the calculations were performed, and may not be indicative of actual amortization expense that will be recorded in future periods.

In contrast to consumer and commercial loans, residential loans are typically sold servicing released, which means we no longer service those loans once they are sold. Consequently, we do not view these loans as a significant source of servicing fee income.

Fees on Deposits

Fee income earned on our deposit accounts increased $15,000, or 9%, compared to the third quarter of 2005, and $85,000, or 18% on a year-to-date basis relative to last year. The improvement over the prior year level is attributable to increased fees and checking account service charges, which have grown as we have continued our efforts to expand our base of business and consumer checking accounts.

Other Noninterest Income
	Quarter Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
ATM/Wire/Safe Deposit Fees	$87,000	$69,000	$241,000	$188,000
Late Charges	73,000	53,000	189,000	147,000
Loan Fee Income	294,000	111,000	545,000	469,000
Rental Income	192,000	160,000	535,000	470,000
Miscellaneous	270,000	61,000	857,000	176,000
Other Noninterest Income	$916,000	$454,000	$2,367,000	$1,450,000

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FMSB -Record Profits in 3Q06
October 24, 2006

Our noninterest income from sources other than those described earlier rose by $462,000, or 102% for the quarter and $917,000, or 63% on a year-to-date basis relative to the same periods last year. As previously noted, gains on instruments used to hedge interest rate risks contributed to the increase for both the quarter and the year-to-date period, while insurance proceeds received from a key-man insurance policy in the second quarter of this year also factored significantly in the year-to-date result.

The hedging instruments, which represent the marking-to-market of two interest-rate derivatives that we entered into during the second quarter, contributed $138,000 in income for the third quarter and $188,000 for the nine months ended September 30, 2006. While these were, in fact, unrealized gains on the positions, accounting rules require any change in the market value of such instruments to be reflected in the current period income. As previously noted, being hedging instruments, mark-to-market losses on related instruments counteracted the income earned from this source. The unrealized mark-to-market losses on these additional instruments are reflected in our noninterest expense. These derivatives are associated with two commercial loans totaling approximately $3 million and are marked-to-market each quarter. The derivatives were utilized to hedge interest rate risk associated with extending longer-term, fixed-rate periods on commercial real-estate loans, and structured such that a gain on any given derivative is matched against a nearly identical loss on an offsetting derivative, resulting in essentially no net impact to the bank’s earnings. To the extent that we continue to offer similar longer-term, fixed-rate periods on commercial real-estate loans in the future, and use similar derivative structures to manage interest rate risk, this income, as well as the offsetting expense, would be expected to increase in future periods.

A change in the accounting treatment for a cash flow hedge on a Trust Preferred Security (TPS) resulted in a mark-to-market gain of $52,000 in the third quarter. Change in valuations for the cash flow hedge had previously been recorded in comprehensive income and reflected in shareholder equity. A recent change in SEC guidelines directed that any change in value for the interest rate swap used to hedge the TPS needed to be reflected in earnings. The cumulative effect of the change in valuation for the hedge since its inception in 2002 was $52,000. Because the amount of the change in accounting treatment was insignificant compared to the current and past quarters, we have accounted for the change on a prospective basis.

Following a reduction in the second quarter, loan fee income recovered strongly, exceeding the third quarter 2005 level by $183,000, or 165%. This, in turn, resulted in a year-to-date total of approximately $76,000 over that earned through the first nine months of last year. Prepayment penalties have typically accounted for the majority of this fee income, and this remained the case in the third quarter. While higher prepayment fees were received from our commercial real estate and consumer loan portfolios relative to the third quarter of 2005, residential loans accounted for the majority of both total fees and the increase over the prior year. Prepayment fees on residential loans totaled $179,000 for the quarter, including one on a custom construction loan that exceeded $70,000.

We continued to observe significant growth in our ATM/Wire/Safe Deposit Fees, which totaled $87,000 for the quarter and $241,000 on a year-to-date basis, representing increases of 26% and 28% over the same periods in 2005. Most of this growth is attributable to Visa and ATM fee income, which we expect to continue rising as checking accounts become a greater piece of our overall deposit mix.

Rental income also increased significantly relative to the prior year, as the second quarter of 2006 brought the arrival of a new tenant in the First Mutual Center building, as well as a recovery of some 2005 operating expenses from other tenants in the building.

NONINTEREST EXPENSE

Noninterest expense increased nearly $1.1 million, or 16% in the third quarter and $2.6 million, or 13% in the first nine months of 2006 over the same periods in 2005. While personnel related expenses represented the most significant increase in operating costs, occupancy and other noninterest expenses also increased substantially on both a quarterly and year-to-date basis.

Salaries and Employee Benefits Expense

In the third quarter of 2006, salary and employee benefit expense increased $613,000, or 16% over the same quarter last year, after growing only $145,000, or 3% in the second quarter of 2006 relative to the same period in 2005. On a year-to-date basis, salary and employee benefit expense was $1.3 million, 10% over the prior year’s level.
	Quarter Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Salaries	$3,480,000	$3,107,000	$10,308,000	$9,293,000
Less Amount Deferred with Loan Origination Fees (FAS 91)	(403,000)	(580,000)	(1,264,000)	(1,619,000)
Net Salaries	$3,077,000	$2,527,000	$9,044,000	$7,674,000

Commissions and Incentive Bonuses	506,000	434,000	1,680,000	1,873,000
Employment Taxes and Insurance	225,000	189,000	793,000	751,000
Temporary Office Help	24,000	95,000	178,000	206,000
Benefits	520,000	494,000	1,580,000	1,513,000
Total	$4,352,000	$3,739,000	$13,275,000	$12,017,000

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FMSB -Record Profits in 3Q06
October 24, 2006

Relative to the prior year, net salaries expense grew 22%, or $550,000, for the third quarter, and 18%, or $1.4 million on a year-to-date basis. A large part of the increase in salary expense this year has been a result of expensing stock option compensation in accordance with Statement of Financial Accounting Standard (SFAS) 123-R, which we adopted effective January 1, 2006. Expense related to stock option compensation totaled $175,000 in the third quarter, up from $135,000 and $125,000 in the first and second quarters of 2006, respectively. As SFAS 123-R had not been adopted in 2005, no expense was recognized last year. We noted in our second quarter press release that an increase in stock option expense was anticipated for the third quarter based on the timing of options granted. We currently anticipate an additional increase of 12% in the fourth quarter.

Further contributing to the growth in salary expense was a significant reduction in the deferral of salary costs related to loan originations. In accordance with current accounting standards, certain loan origination costs, including some salary expenses tied to loan origination, are deferred and amortized over the life of each loan originated, rather than expensed in the current period. Operating costs are then reported in the financial statements net of these deferrals. The amount of expense subject to deferral and amortization can vary from one period to the next based upon the number of loans originated, the mix of loan types, and year-to-year changes in “standard loan costs.”

Through the first three quarters of this year, the amount of salary expense deferred by our Income Property and Residential Lending areas has run below the levels deferred in 2005, resulting in higher current period expenses. In the case of our Residential lending area, both the number of loans originated in 2006, as well as the deferred costs associated with each origination, declined relative to last year. In contrast, while our Income Property department’s originations through the first nine months of this year were comparable to last year, the mix of loans changed substantially, with a greater volume of construction loans, which resulted in a much lower level of expense deferral.

Additionally, part of the increase can be attributed to growth in staffing levels, as we employed 235 full-time equivalent employees (FTE) as of September 30, 2006, versus 221 FTE employees a year earlier, representing growth of approximately 6%. Also contributing to the escalation in regular compensation expense were the annual increases in staff salaries, which took effect in April 2006 and generally fell within the 2% to 4% range.

While commission and incentive compensation grew relative to the third quarter of last year, the increase was attributable to an unusual occurrence last year, as opposed to anything pertaining to our 2006 operations. For those personnel not participating in a specified commission or incentive compensation plan, we maintain a separate bonus pool, with accruals made to the pool at the end of each quarter based on our year-to-date performance. Based on our results through June 30, 2005, and the assumption that our results for the remainder of the year would meet or exceed the outlook presented in our second quarter 2005 press release, we accrued a total of $426,000 in the first two quarters of last year. These results did not materialize, and at the end of the third quarter of last year our year-to-date performance did not support the bonus that had been accrued. Consequently, for the third quarter of 2005, we made a reversal of $165,000, leaving a year-to-date balance of $261,000. For the third quarter of 2006, we made no accrual or reversal to this bonus pool, implying a $165,000 increase in quarterly bonus expense relative to last year’s reversal.

Partially offsetting this implied increase in the staff bonus pool was a $73,000, or 16% reduction in loan officer commissions in the third quarter relative to the prior year, as residential loan production and thus commissions paid to our lending officers fell significantly from last year. The incentive compensation plans for loan production staff tend to vary directly with the production of the business lines.

Expenditures on temporary office help during the quarter declined significantly relative to the third quarter of last year, largely because of reductions in usage in our accounting, consumer loan administration, and customer service areas. Temporary office help is frequently used to staff positions left vacant as a result of employee turnover. As permanent employees were placed in these positions following the third quarter of last year, reliance upon temporary staff was reduced. On a year-to-date basis, expenditures for temporary office help were down $28,000, or approximately 14%.

Occupancy Expense

Occupancy expense increased $187,000, or 22% compared to the third quarter of 2005, and $607,000, or 24% relative to the first three quarters of last year. Factoring heavily in the increases for both the quarter and year-to-date period was a substantial increase in depreciation expense. We remodeled several of our banking centers and sections of our First Mutual Center building, most of which was completed in the second half of 2005, and relocated the West Seattle Banking Center in 2006.

	Quarter Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Rent Expense	$64,000	$82,000	$222,000	$241,000
Utilities and Maintenance	180,000	154,000	582,000	483,000
Depreciation Expense	528,000	410,000	1,555,000	1,144,000
Other Occupancy Expenses	266,000	205,000	732,000	616,000
Total Occupancy Expense	$1,038,000	851,000	$3,091,000	$2,484,000

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FMSB -Record Profits in 3Q06
October 24, 2006

Depreciation expense rose nearly $118,000, or 29% compared to the third quarter of last year and $411,000, or 36% relative to the first nine months of 2005, as a result of the previously noted new buildings and improvements. In addition, depreciation related to items such as furniture, fixtures, and computer networking equipment also increased relative to 2005 levels, as the construction and renovation projects were typically accompanied by new furnishings and equipment. On a sequential quarter basis, depreciation expense has remained relatively stable this year, showing only modest increases between the first, second, and third quarters.

Utilities and maintenance expenses increased $26,000, or 17% for the third quarter, and $99,000, or 21% through the first three quarters of the year, relative to the same periods in 2005. In addition to higher utilities rates this year, several projects completed in the banking centers and at First Mutual Center contributed to the increased costs. These projects included, among other things, new signage, removing old signage at the previous West Seattle Banking Center location, landscaping, and HVAC and window film repairs at First Mutual Center.

Rent expense was lower on both a quarterly and year-to-date basis this year, due to the closings of Income Property lending offices as well as the relocation of the West Seattle Banking Center from a rented space to a new building that we own.

Within the other occupancy costs category, small fixed asset purchases, which are expensed rather than capitalized, represented the most significant component of the overall increase for both the quarter and year-to-date periods, increasing $47,000 for the quarter and $45,000 through the first nine months of the year. This increase over the prior year was largely attributable to a nonrecurring purchase of furniture and equipment for our Redmond training center in July 2006. Maintenance costs for computers and equipment rose by $31,000 on a year-to-date basis, based on a change in the management of, and contract for, office equipment such as printers and copy machines. Additionally, real estate taxes rose $27,000 compared to the first three quarters of 2005 as a result of annual increases in taxes paid on bank properties, as well as property taxes on the land purchased for our new Canyon Park banking center, which is scheduled to open in the second quarter of 2007.

Other Noninterest Expense

For the quarter, other noninterest expense increased $266,000, or 13% relative to the third quarter of last year. The most significant contributors to the growth were losses on instruments used to hedge interest rate risk on long-term, fixed-rate commercial real-estate loans, as well as taxes, and legal fees. As previously discussed, the losses incurred from the hedging instruments were offset by mark-to-market gains on offsetting instruments that were reflected in our noninterest income. Through the first three quarters of 2006, other noninterest expense increased $718,000, or 12% compared to the prior year. In addition to the losses on hedging instruments, taxes, legal fees, and increased expenditures for credit insurance also contributed significantly to the higher level of year-to-date expense.
	Quarter Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Marketing and Public Relations	$210,000	$353,000	$730,000	$1,056,000
Credit Insurance	394,000	365,000	1,336,000	1,043,000
Outside Services	194,000	162,000	616,000	514,000
Information Systems	244,000	232,000	674,000	705,000
Taxes	205,000	137,000	509,000	363,000
Legal Fees	115,000	58,000	420,000	265,000
Other	948,000	737,000	2,572,000	2,193,000
Total Other Noninterest Expense	$2,310,000	$2,044,000	$6,857,000	$6,139,000

The hedging instruments, which represent the marking-to-market of two interest-rate swaps into which we entered during the second quarter, resulted in $138,000 in noninterest expense for the third quarter and $188,000 for the nine months ended September 30, 2006. While the losses on these instruments were, in fact, unrealized, accounting rules require any change in the market value of such instruments to be reflected in the current period income. Additionally, as previously noted in the “noninterest income” section, the losses incurred on these swaps were offset by mark-to-market gains on offsetting instruments. These derivatives are associated with two longer-term, fixed-rate commercial real-estate loans totaling approximately $3 million, and are marked-to-market each quarter. The derivatives were utilized to hedge interest rate risk associated with these loans and structured such that a gain on any given derivative is matched against a nearly identical loss on an offsetting derivative, resulting in essentially no net impact to the bank’s earnings. To the extent that we continue to offer similar longer-term, fixed-rate maturities on commercial real estate loans in the future and use similar derivative structures to manage interest rate risk, this income, as well as the offsetting expense, would be expected to increase in future periods.

Relative to prior year levels, our tax expense rose 88% in the second quarter and 49% in the third quarter of 2006 due to increased business and occupation taxes. In addition to an increase in taxes resulting from income received from sales of consumer loans, the third quarter taxes include a $35,000 settlement with the WA State Department of Revenue on our B&O tax audit.

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FMSB -Record Profits in 3Q06
October 24, 2006

Compared to the same periods last year, legal fees rose $57,000, or 98% for the quarter, and $155,000, or 59% on a year-to-date basis, principally from our Sales Finance operations. The growth in that department’s legal expense was associated with a biennial compliance review of our lending practices in the numerous states in which the Sales Finance area conducts business. In addition to our Sales Finance operations, the first quarter of 2006 saw legal expenses increase as a result of fees associated with several non-performing loans. We recovered a portion of these expenses early in the second quarter.

After rising 39% over prior year levels in the first half of the year, our credit insurance premium costs rose only 8% in the third quarter, based on a refund of $70,000 in premiums on one of our insured sales finance pools. The majority of the credit insurance premiums are attributable to sales finance loans and, to a much lesser extent, residential land loans. A small share of the consumer and income property loan portfolios is also insured. As the portfolios and the percentage of the portfolios insured have grown, credit insurance premium expenses have increased. Including the third quarter refund, our credit insurance expense was up $293,000, or 28% over the prior year, through the first three quarters of 2006.

Partially offsetting the growth in operating costs was a decline in our marketing and public relations expenses of $143,000, or 40% in the third quarter of 2006 compared to the same period last year, and $326,000, or 31% for the nine months ended September 30, 2006. We reduced marketing expenditures across all departments during the first three quarters of this year, and anticipate that marketing and public relations costs will be maintained at a similar level for the remainder of the year.

RESERVE FOR LOAN LOSS AND LOAN COMMITMENTS LIABILITY

For the quarter, we reserved $267,000 in provisions for loan losses and unfunded commitments, down from the $325,000 provision in the third quarter of last year. Similarly, through the first three quarters 2006, the $473,000 reserved was a significant reduction relative to the $1.2 million provision for the same period in 2005. The reductions in this year’s provision were based in large part on very low net charge-off levels relative to historical norms, as well as this year’s high sales levels of consumer loans, which typically constitute the majority of our charged-off balances. Our charged-off loan balances, net of recoveries, totaled only $56,000 in the third quarter of 2006 and $170,000 for the first nine months of the year. In contrast, net charge-offs totaled $173,000 and $615,000 for the same periods last year. Also contributing to the reduction in this year’s provision was a significant slowdown in the rate of loan portfolio growth, and the fact that the loan growth we have experienced this year has been largely attributable to our residential lending segment, which is generally considered lower risk than other lending segments.

Prior to the second quarter of 2006, the reserve for loan loss included the estimated loss from unfunded loan commitments. The preferred accounting method is to separate the loan commitments from the disbursed loan amounts and record the loan commitment portion as a liability. At September 30, 2006, we determined that the reserve for loan commitments was $345,000, which we have included in “Accounts Payable and Other Liabilities.”

We consider the liability account for unfunded commitments to be part of the reserve for loan loss. Although the accounting treatment that we now use is a preferred method, the substance of the reserve is the same as it has been in prior quarters. When we calculate the reserve for loan loss ratio to total loans we include the liability account in that calculation.

Including the $345,000 liability for unfunded commitments, our reserve for loan losses totaled approximately $10.4 million at September 30, 2006, up from $9.9 million at September 30, 2005 and $10.1 million at the 2005 year-end. At this level, the allowance for loan losses represented 1.12% of gross loans at September 30, 2006, compared to 1.13% at both the 2005 year-end and September 30, 2005.

NON-PERFORMING ASSETS

Our exposure to non-performing assets as of September 30, 2006 was:

One multi-family loan in OR. Possible loss of $90,000.	$484,000
One multi-family loan in OR. No anticipated loss.	381,000
Sixty-seven consumer loans. Full recovery anticipated from insurance claims.	381,000
Fourteen insured consumer loans (insurance limits have been exceeded). Possible loss of $99,000	99,000
Twelve consumer loans. Possible loss of $84,000.	84,000
One single-family residential loan in Western WA. No anticipated loss.	83,000
Two consumer loans. No anticipated loss.	20,000
Total Non-Performing Assets	$1,532,000

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FMSB -Record Profits in 3Q06
October 24, 2006

PORTFOLIO INFORMATION

Commercial Real Estate Loans

The average loan size (excluding construction loans) in the Commercial Real Estate portfolio was $719,000 as of September 30, 2006, with an average loan-to-value ratio of 63%. At quarter-end, two of these commercial loans were delinquent for 60 days. Small individual investors or their limited liability companies and business owners typically own the properties securing these loans. At quarter-end, the portfolio was 41% residential (multi-family or mobile home parks) and 59% commercial.

The loans in our commercial real estate portfolio are well diversified, secured by small retail shopping centers, office buildings, warehouses, mini-storage facilities, restaurants and gas stations, as well as other properties classified as general commercial use. To diversify our risk and to continue serving our customers, we sell participation interests in some loans to other financial institutions. About 14% of commercial real estate loan balances originated by the Bank have been sold in this manner. We continue to service the customer’s loan and are paid a servicing fee by the participant. Likewise, we occasionally buy an interest in loans originated by other lenders. About $8 million of the portfolio, or 2%, has been purchased in this manner.

Sales Finance (Home Improvement) Loans

The Sales Finance loan portfolio balance decreased $4 million to $78 million, based on $21 million in new loan production, $18 million in loan sales, and loan prepayments that ranged from 30%-40% (annualized).

We manage the portfolio by segregating it into its uninsured and insured balances. The uninsured balance totaled $48 million at the end of the third quarter 2006, while the insured balance was $30 million. A decision to insure a loan is principally determined by the borrower’s credit score. Uninsured loans have an average credit score of 732 while the insured loans have an average score of 670. We are responsible for loan losses with uninsured loans and, as illustrated in the following table, the charge-offs for that portion of the portfolio have ranged from a low of $55,000 in net recoveries in second quarter 2006 to a high of $223,000 in charge-offs in the first quarter 2006. The charge-offs in the first quarter 2006 were largely attributable to bankruptcy filings that occurred as a consequence of the change in bankruptcy laws in October 2005.

UNINSURED PORTFOLIO - BANK BALANCES
	Bank Balance	Net Charge-Offs	Charge-offs (% of Bank Portfolio)	Delinquent Loans (% of Bank Portfolio)
September 30, 2005	$48 million	$ 98,000	0.21%	1.20%
December 31, 2005	$52 million	$ 93,000	0.18%	1.18%
March 31, 2006	$47 million	$ 223,000	0.47%	0.92%
June 30, 2006	$50 million	($ 55,000)	(0.11%)	0.58%
September 30, 2006	$48 million	$ 63,000	0.13%	1.33%

Losses that we sustain in the insured portfolio are reimbursed by an insurance carrier up to the loss limit defined in the insurance policy. As shown in the following table, the claims to the insurance carrier have varied in the last five quarters from a low of $483,000 to as much as $1.0 million in the fourth quarter of 2005. The substantial increases in claims paid during the fourth quarter 2005 and first quarter 2006 again were largely related to bankruptcy filings immediately before the change in bankruptcy laws. The standard limitation on loss coverage for this portion of the portfolio is 10% of the original pool of loans for any given pool year.

INSURED PORTFOLIO - BANK AND INVESTOR LOANS
	Claims Paid	Claims (% of Insured Balance)	Delinquent Loans (% of Bank Portfolio)
September 30, 2005	$ 493,000	0.91%	3.64%
December 31, 2005	$1,023,000	1.87%	3.60%
March 31, 2006	$ 985,000	1.81%	3.60%
June 30, 2006	$ 483,000	0.86%	3.25%
September 30, 2006	$ 555,000	0.97%	5.99%

Through the third quarter of 2005, we maintained a relationship with a single credit insurance company (Insurer #1) that provided credit insurance on Sales Finance loans as well as on a small number of home equity products. In August 2005, we entered into an agreement with another credit insurance company (Insurer #2) to provide similar insurance products with very similar underwriting and pricing terms.

In October of 2005, we were unable to reach an agreement on the pricing of insurance for Sales Finance loans with Insurer #1, and have since placed newly insured loans with Insurer #2. This decision does not affect the pricing or coverage in place on loans currently insured with Insurer #1.

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FMSB -Record Profits in 3Q06
October 24, 2006

In March 2006, the pool for the policy year 2002/2003 reached the 10% cap from Insurer #1. Earlier, in October 2005, we acquired back-up insurance through Insurer #2 to address this circumstance. The policy through Insurer #2 added $1.07 million in additional coverage to that pool year, an amount equal to 10% of the outstanding balances at the policy date. The cost of this policy was competitive with the premiums that we were paying to Insurer #1. However, beginning July 1, 2006, Insurer #2 raised premiums by nearly 60% and we chose to discontinue the additional coverage. Upon cancellation, the insurer refunded approximately $70,000 in premiums paid on that policy, which lowered our insurance premiums in the third quarter.

We are negotiating a new policy with Insurer #2 for the policy year beginning August 1, 2006. As part of that negotiation, we are evaluating whether to continue insuring future loan production. Any decision about the continuation of credit default insurance on Sales Finance loans will likely be made in the fourth quarter.

Insurer #1
						Remaining
		Current	Original		Remaining*	Limit as %	Current
Policy	Loans	Loan	Loss	Claims*	Loss	of Current	Delinquency
Year*	Insured	Balance	Limit	Paid	Limit	Balance	Rate
2002/2003	$21,442,000	$ 7,587,000	$2,144,000	$2,153,000	$ 67,000	0.88%	8.63%
2003/2004	$35,242,000	$15,681,000	$3,524,000	$2,853,000	$ 671,000	4.28%	6.75%
2004/2005	$23,964,000	$14,667,000	$2,396,000	$1,034,000	$1,359,000	9.27%	5.36%

Policy years close on 9/30 of each year.

*Claims Paid and Remaining Loss Limit include credit for recoveries.

Insurer #2
						Remaining
		Current	Original		Remaining	Limit as %	Current
Policy	Loans	Loan	Loss	Claims	Loss	of Current	Delinquency
Year	Insured	Balance	Limit	Paid	Limit	Balance	Rate
2002/2003*	$ 0	$ 0	$1,077,000	$134,000	$ 0	0%	8.63%
2005/2006	$19,992,000	$15,570,000	$1,999,000	$157,000	$1,842,000	11.83%	2.96%
2006/2007	$ 3,911,000	$ 3,870,000	N/A**	$ 0	N/A	N/A	0%

*Loans in this policy year were the same loans insured with Insurer #1 during the same time period. This policy is no longer active and there are no claims pending.

**Not Applicable. Policy year closes on 7/31 of each year.

The prepayment speeds for the entire portfolio continue to remain in a range of 30% to 40%. During the third quarter of 2006, the average new loan amount was $11,000. The average loan balance in the entire portfolio is $9,200, and the yield on this portfolio is 10.54%. Loans with credit insurance in place represent 40% of our portfolio balance, and 27% (by balance) of the loans originated in the third quarter were insured.

Residential Lending

The residential lending portfolio (including loans held for sale) totaled $331 million on September 30, 2006. This represents an increase of $6 million from the end of the second quarter, 2006. The breakdown of that portfolio at September 30, 2006 was:
	Bank Balance	% of Portfolio
Adjustable rate permanent loans	$183 million	55%
Fixed rate permanent loans	$18 million	5%
Residential building lots	$47 million	14%
Disbursed balances on custom construction loans	$82 million	25%
Loans held-for-sale	$1 million	1%
Total	$331 million	100%

The portfolio has performed in an exceptional manner, and currently only two loans, or 0.07% of loan balances, are delinquent more than one payment.

The average loan balance in the permanent-loan portfolio is $202,000, and the average balance in the building-lot portfolio is $116,000. Owner-occupied properties, excluding building lots, constitute 75% of the portfolio. Our underwriting is typically described as non-conforming, and largely consists of loans that, for a variety of reasons, are not readily salable in the secondary market at the time of origination. The yield earned on the portfolio is generally much higher than the yield on a more typical “conforming underwriting”

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FMSB -Record Profits in 3Q06
October 24, 2006

portfolio. We underwrite the permanent loans by focusing primarily on the borrower’s good or excellent credit and our overall exposure on the loan. We manually underwrite all loans and review the loans for compensating factors to offset the non-conforming elements of those loans. We do not currently originate portfolio loans with interest-only payment plans nor do we originate an “Option ARM” product, where borrowers are given a variety of monthly payment options that allow for the possibility of negative amortization.

Portfolio Distribution

The loan portfolio distribution at the end of the third quarter was as follows:

Single Family (including loans held-for-sale)	28%
Income Property	28%
Business Banking	16%
Commercial Construction	5%
Single-Family Construction:
Spec	3%
Custom	9%
Consumer	11%
100%

Adjustable-rate loans accounted for 81% of our total portfolio.

DEPOSIT INFORMATION

The number of business checking accounts increased by 14%, from 2,182 at September 30, 2005, to 2,484 as of September 30, 2006, a gain of 302 accounts. The deposit balances for those accounts grew 11%. Consumer checking accounts also increased, from 7,350 in the third quarter of 2005 to 7,728 this year, an increase of 378 accounts, or 5%. Our total balances for consumer checking accounts declined 5%.

The following table shows the distribution of our deposits.

	Time Deposits	Checking	Money Market Accounts	Savings
September 30, 2005	65%	14%	20%	1%
December 31, 2005	64%	14%	21%	1%
March 31, 2006	62%	13%	24%	1%
June 30, 2006	62%	13%	24%	1%
September 30, 2006	63%	13%	23%	1%

OUTLOOK FOR FOURTH QUARTER 2006

Net Interest Margin

Our forecast for the third quarter was a range of 3.85%-3.90%; the margin for the quarter was above that forecast at 3.94%. We expected that margin compression would result from a flat yield curve, causing our cost of funds to increase faster than the yield on our assets. While that did occur to some degree, the margin compression was minimized by the booking of incremental interest income from the early prepayment of commercial loans. Although interest income from prepaid loans in the third quarter was on par with the second quarter, we had forecast a decline in interest income from that source.

Our current view is that net loan growth will be modest in the fourth quarter, in the range of $10-$15 million. We believe that retail deposits will grow by roughly $6 million and that the yield curve will continue to remain flat. If these assumptions prove to be reasonably correct, we anticipate that the margin will be in a range of 3.85%-3.90% in the fourth quarter.

Loan Portfolio Growth

The loan portfolio, excluding loans held-for-sale, grew $10 million, besting our forecast of $0-$6 million, with residential loans accounting for most of that growth. Our forecast for the fourth quarter is a net increase of $10-$15 million. We anticipate continued growth in the residential portfolio, as well as an increase in our commercial portfolios.

Noninterest Income

Our estimate for the third quarter was a range of $1.9-$2.1 million. The result for the quarter exceeded that forecast at $2.3 million. Several items were not anticipated, including the mark-to-market of “offsetting derivatives” and a cash flow hedge that had previously been used to hedge Trust Preferred Securities (TPS). In the third quarter we entered into interest rate swaps covering $3 million in loans. Those swaps were not structured as a hedge and are marked-to-market each quarter. Those same loans also have prepayment agreements that are classified as derivatives, and whose valuations move in the opposite direction of the interest rate swaps. The change

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FMSB -Record Profits in 3Q06
October 24, 2006

 in valuation of the prepayment agreement derivatives was $138,000 in the third quarter. The $52,000 TPS gain was the result of a change in SEC treatment of cash flow hedges for TPS instruments. That gain represented the cumulative effect of the cash flow hedge since it was initiated in 2002.

We anticipate that fee income in the fourth quarter will fall within a range of $1.6-$1.8 million. We don’t expect to have the same level of gain on loan sales from sales finance loans that we experienced in the third quarter.

Noninterest Expense

Our noninterest expense for third quarter was $7.7 million, at the upper end of our forecast of $7.4-$7.7 million. That was down slightly on a sequential-quarter basis, and flat with first quarter. A line item of expense not seen in prior quarters is the mark-to-market of two interest rate swaps that constitute the other half of the “offsetting derivatives” used to hedge two loans totaling $3 million. The valuation adjustment for those two swaps totaled $138,000 and almost exactly offset the gains noted earlier on the prepayment agreement derivatives.

Our forecast for the fourth quarter is a range of $7.6-$8.0 million, which is a growth of 0%-4% in operating costs over the like quarter of 2005. Fourth quarter operating costs vary depending on the accruals made for year-end bonuses. Those year-end bonuses in turn depend on the financial results achieved by the Bank.

This press release contains forward-looking statements, including, among others, statements about our anticipated business banking and other loan and core deposit growth, the cost of deposits, anticipated sales of commercial real estate and consumer loans, our anticipated fluctuations in net interest margins, our anticipated stock option expenses, statements about our gap and net interest income simulation models, the information set forth in the section on ‘Outlook for Fourth Quarter 2006”, and other matters that are forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations expressed in these forward-looking statements are based on reasonable assumptions within the bounds of our knowledge of our business, operations, and prospects, these forward-looking statements are subject to numerous uncertainties and risks, and actual events, results, and developments will ultimately differ from the expectations and may differ materially from those expressed or implied in such forward-looking statements. Factors that could affect actual results include the various factors affecting our acquisition and sales of various loan products, general interest rate and net interest changes and the fiscal and monetary policies of the government, economic conditions in our market area and the nation as a whole; our ability to continue to develop business banking, new deposits and loans; our ability to control our expenses while increasing our services, the quality of our operations; the impact of competitive products, services, and pricing; and our credit risk management.  We disclaim any obligation to update or publicly announce future events or developments that might affect the forward-looking statements herein or to conform these statements to actual results or to announce changes in our expectations. There are other risks and uncertainties that could affect us which are discussed from time to time in our filings with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We are not responsible for updating any such forward-looking statements.